EXHIBIT 99.2

On April 23, 2003, inTEST Corporation held a webcast conference call to review its first quarter 2003 results and discuss management's expectations for the second quarter of 2003 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. Text in parentheses indicates that words were unintelligible or spelling was done phonetically. Endnotes contain information that was not discussed during the call. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Conference Coordinator:

Welcome to inTEST First Quarter Results Conference Call.

At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. If you have a question, you will need to press the star followed by the 1 on your pushbutton phone. As a reminder, this conference is being recorded today. A replay will also be accessible at the www.intest.com Web site.

I would now like to turn our call over to David Pasquale.

David Pasquale:

Thank you, operator. Good afternoon and welcome to today's call. Joining us from inTEST are Robert Matthiessen, President and Chief Executive Officer and Hugh Regan, Jr., Treasurer Chief Financial Officer. Bob will briefly review highlights from the first quarter. He will then review inTEST's key performance metrics and financial results. We will then have time for any questions. If you have not yet received a copy of today's release, please call Jim Olecki of The Ruth Group at 646-536-7021 or you can get a copy off of inTEST's Web site.

Before we begin the formal remarks, the company's attorneys advise that this conference call contains statements about future events and expectations, which are forward-looking statements. Any statement on this call that is not a statement of historical fact may be deemed to be a forward-looking statement.

Actual results may differ materially depending on a number of risk factors, including but not limited to the following; changes in business conditions and the economy, changes in the demand for semiconductors generally, the uncertainty of potential adverse impact that Severe Acute Respiratory Syndrome or SARS may have on demand for and production of semiconductors, changes in the rates and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication cost associated with our products and other risk factors set forth from time to time in our SEC filings, including but not limited to our periodic reports in Form 10K and Form 10Q.

The company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated or anticipated events. At this time, I would now like to turn the call over to Bob Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, David and welcome everyone to today's call. I'm going to keep my comments brief since we just had our fourth quarter call about a month ago and there have been no major changes since.

For the first quarter, our results came in as expected. Revenues declined 25% to $9.2 million from $12.2 million in the prior quarter. Our net loss for the first quarter was $1.1 million or 14 cents per share compared to a net loss of $700,000 or 8 cents per share in the fourth quarter of 2002.

Last month, we told you the real story in the fourth quarter was the sudden and significant drop-off in bookings. This trend continued to a much lesser degree in the first quarter as our bookings declined to $7.7 million from $8.5 million in the fourth quarter.

Based on our analyses and discussions with customers, this was simply an issue of customers not placing orders and was not product or competition-related. In fact, we are now seeing the direct opposite on the positive side -- the story going into the second quarter has actually been a significant pick-up in bookings. As noted in our press release, we have already had bookings of approximately $3.8 million in the first three weeks of April. This is essentially 1/2 of what we had for the entire first quarter.

I want to point out, though, that our bookings are typically not linear, so we don't know at what rate this will continue through the balance of the second quarter. The trend, though, was encouraging nonetheless and it gives us confidence in our second quarter outlook. We are also pleased that the bookings are well dispersed across both our customer base and product lines.

Overall, the second quarter guidance we provided in the press release was for revenues in the range of $10.5 million to $11.5 million. This would represent a 14%-25% increase over the first quarter. While this is above the growth rate target from the past few quarters, we are confident we can achieve it based on what our existing bookings level and customer trends are.

Hugh will walk you through the EPS guidance and tax issues. With that background, I'll turn the call over to Hugh.

Hugh Regan, Jr.:

Thanks, Bob.

First, the income statement. Net revenues for the first quarter were $9.2 million, down $3 million or 25% from the $12.2 million we reported in the fourth quarter. In the first quarter, end-user net revenue was $5.8 million or 63% of net revenues compared with $6.6 million or 54% of net revenues in the fourth quarter. OEM revenue was $3.4 million or 37% of net revenues in the first quarter compared with $5.6 million or 46% of net revenues in the fourth quarter.

I will now provide a breakdown of net revenues by product segment. Net revenues for the manipulator and docking hardware segment were $4.6 million or 50% of net revenues in the first quarter compared with $5.2 million or 43% of net revenues in the fourth quarter.

Our temperature management segment had net revenues at $3.1 million or 34 % of net revenues in the first quarter compared with $4 million or 33% of net revenues in the fourth quarter. Finally, our tester interface segment reported net revenues of $1.5 million or 16% of net revenues in the first quarter compared with $3 million or 24% of net revenues in the fourth quarter.

I will now discuss the company's gross margins for the quarter. The company's overall gross margin for the quarter ended March 31, 2003 was $3 million or 33% compared to $4.5 million or 37% in the fourth quarter. The decline in the company's gross margin was caused primarily by the reduced revenue levels in the first quarter compared to the fourth quarter, which resulted in unfavorable absorption of our fixed manufacturing cost which did not change quarter-over-quarter.

The components of gross margin for the first quarter, material cost represented $3.3 million or 36.2% of revenues compared with $4.1 million or 33.3% in the fourth quarter. The increase in material cost as a percentage of revenue was driven by favorable book-to-physical inventory adjustments recorded in the fourth quarter of 2002. Inventory obsolescence expense was $80,000 or 0.9% of revenues in the first quarter compared to $803,000 or 6.6% in the fourth quarter.

The company's direct labor cost were approximately $309,000 or 3.4% of revenues in the first quarter compared to approximately $430,000 or 3.5% in the fourth quarter. Operations expense was $2.5 million or 27% of revenues in the first quarter compared to $2.4 million or 19.7% of revenues in the fourth quarter.

Gross margin by product segment. The positioner and docking hardware products segment had a gross margin of $1.1 million or 22.1% in the first quarter compared to a gross margin of $2.3 million or 41.5% in the fourth quarter. The temperature management segment had a gross margin of $1.3 million or 33.1% in the first quarter compared to a gross margin of $1.7 million or 38.9% in the fourth quarter. And finally, our tester interface segment had a gross margin of $672,000 or 30.7% in the first quarter that compares with $1.4 million or 42.1% in the fourth.

I'll now discuss the breakdown of operating expenses for the quarter. Selling expense for first quarter was $2 million or 22% of net revenues compared with $2.5 million or 21% of net revenues in the fourth quarter -- a decrease of $524,000 or 21%. The decrease was attributable to reductions in warranty, sales demo, advertising and commission expenses.

Engineering and product development expense for the quarter was $1.5 million or 16% of net revenues compared to $1.6 million or 13% of net revenues in the fourth quarter -- a decrease of $128,000 or 8%. The decrease was primarily attributable to reduced spending on R&D materials and third party consulting. These reductions were partially offset by increased salary expense due to new engineering and product development staff hired in our tester interface segment at the beginning of the quarter.

General and administrative expenses were $1.3 million or 14% of net revenues compared to $1.6 million or 13% of net revenues in the third quarter -- a decrease of $290,000 or 18%. The decrease was primarily the result of the receipt of a $400,000 settlement from patent litigation received during the quarter.

Other income was $35,000 for the first quarter compared to other expense of $38,000 in the fourth quarter -- a change of approximately $73,000. The decrease is due to reductions in foreign exchange losses quarter-over-quarter as well as increased third-party royalty and rental income. The pre-tax loss was $1.7 million for the first quarter compared to a pre-tax loss of $1.2 million in the fourth quarter.

The income tax benefit for the first quarter was $611,000 compared to $543,000 in the fourth quarter. Our effective tax rate for the first quarter was 35% compared to 44% in the fourth quarter. The reduction in the effective tax rate was caused by recording a 100% valuation allowance against state tax benefits accrued in the first quarter compared to a 50% valuation allowance against state tax benefits recorded in the fourth quarter. In addition, during the fourth quarter we recorded adjustments to both our Federal and State-deferred tax assets, which increased our effective tax rate.

The net loss for the first quarter was $1.1 million or 14 cents per diluted share compared to a net loss of $700,000 or 8 cents per diluted share in the fourth quarter. Average shares outstanding in both the first and fourth quarters were 8.3 million.

I will now review the balance sheet. Cash and cash equivalents at the end of March were $7.1 million -- down from $8.1 million at the end of December. As noted on our last call, we anticipated receiving approximately $2.2 million in refunds from the IRS during 2003. Accounts receivable at the end of the first quarter decreased to $6.4 million compared to $6.6 million at the end of the fourth quarter.

Inventories declined to $6.7 million at March 31st -- down from $7 million at year end. Refundable domestic and foreign income taxes were $2.8 million at March 31st -- up from $2.1 million at the end of the year.

Total current assets stood at $24.2 million at March 31st -- down from $25.2 million at the end of December. Net property plant and equipment was flat at $4.9 million, as was goodwill and other intangible assets, which remained at $1.6 million. Total assets were $31.5 million at March 31st compared with $32.6 million at December and accounts payable was $2.6 million at March 31st compared to $2.4 million at December 31st.

Accrued expenses were unchanged at $2.4 million at the end of March while current liabilities totaled $5.2 million at March 31st compared to $5 million at the end of December. Finally, stockholder's equity stood at $26.2 million at the end of March compared to $27.4 million at the end of December.

I will now discuss our bookings and backlogs. The company's bookings during the quarter as Bob mentioned, were $7.7 million compared to $8.5 million in the fourth quarter -- a decrease of $739,000 or 9%.

A breakdown of bookings by product segment, positioner and docking hardware segment was $3.7 million or 48% in the first quarter compared with $3.2 million or 38% in the fourth quarter. Temperature management segment was $3.5 million or 45% in the first quarter compared to $3.6 million or 42% of bookings in the fourth quarter. And finally, the tester interface segment was $500,000 or 7% of bookings in the first quarter compared with $1.7 million or 20% of bookings in the fourth quarter. At March 31st the company's backlog was approximately $8.7 million -- down from $10.1 million at the end of December.

A breakdown of backlog by product segment, manipulators and docking hardware $4.9 million, temperature management segment $2.6 million and tester interface segment $1.1 million. As Bob mentioned earlier in the call, our bookings for the first three weeks of April have been approximately $3.8 million. A breakdown by product segment, positioner and docking hardware $2.7 million, temperature management segment $921,000 and tester interface segment $208,000.

I will now provide our guidance for the quarter ended June 30th. Based upon our backlog at the end of the first quarter and positive bookings trend we have experienced at the start of the second quarter, we expect revenues for the quarter ended June 30th, a range from $10.5 million to $11.5 million, with the net loss prior to recording any related tax benefit in the range of 13-19 cents per diluted share.

I will emphasize again that this is before recording any tax benefits. We are changing our guidance from historical, after-tax guidance to pre-tax guidance as a result of variability in the company's effective tax rates potentially over the next several quarters. We will continue to expect that revenues for full year 2003 will increase over 2002.

That's it for my financial results at this time. We'll now open up for Q&A.

Conference Coordinator:

Thank you, sir. At this time, if you would like to ask a question, please press star and 1 on the touchtone telephone. You can retract that question by pressing the pound key.

Once again, if you would like to register to ask a question, please press star and 1 on the touchtone phone.

Our first question will come from the site of Mr. (Jeff Schreiner) from MS Capital. Please go ahead, sir.

(Jeff Schreiner):

Good afternoon, gentlemen. I'm just trying to get a little information on the company; areas (unintelligible) were a little bit near to the company and everything that goes along with it. I was wondering what breakeven revenue level the company is targeting right now?

Hugh Regan, Jr.:

(Jeff), the company's current breakeven revenue level is approximately $12-$12.5 million per quarter depending on product mix and sales channels, as far as OEM or end-user.

(Jeff Schreiner): Okay. And how many customers in Quarter 1 represented greater than 10%?

Hugh Regan, Jr.:

Greater than 10% of consolidated revenues? There was no customer that represented greater than 10%.1

(Jeff Schreiner):

Great. And in Quarter 1, I think you might have addressed this, but just trying to get a little bit more color, was it really more of just a quick business uptake because with the guidance we're seeing for the full year and obviously, for the next quarter - more so the next quarter, with what you told us we've already got in bookings, it would assume that May and June are going to be less in bookings than we've already possibly got in? Am I correct in thinking that? That we're seeing things to maybe slow down even and it was just a quick uptake here with these bookings we have received in April?

Robert Matthiessen:

First of all, I don't know -- to be perfectly truthful. I don't think so. We are seeing some action particularly at the end-user level. End-users usually portend the beginning of a pullout from a downturn and our initial orders have been from the end-users.

The OEM's trying to take a wait-and-see attitude since their orders tend to be much larger than end-users. And so, we think we were seeing the holding off of end-users in the last quarter and that's beginning to turn on again. I suspect it's more than a spike, but there's no guarantees in this environment.

(Jeff Schreiner):

Certainly. One more question and I'll get off the queue, gentlemen. Could you just back us into the EBITDA from the operating loss? I'm sorry, if you did it on the call, I apologize.

Hugh Regan, Jr.:

We have not done it in the call and actually, I don't have that number handy or right away available, but I'll announce it a little later in the call. I'll be computing it as we're speaking.

(Jeff Schreiner):

Oh, thank you, gentlemen and I'll try to get with you offline for some other questions. Thank you very much and good quarter.

Hugh Regan, Jr.: Thanks.

Robert Matthiessen: Thanks.

Conference Coordinator:

Thank you, sir. At this time, if you would like to ask a question, please press star and 1 on the touchtone phone. If your question has been asked or you would like to remove yourself from the queue, you may do so by pressing the pound key.

Once again, to ask a question at this time, please press star and 1 on the touchtone telephone.

We will take our next question from (Mike Neary) of (Neary) Asset Management. Please go ahead, sir.

(Mike Neary):

Hi, guys. A couple of questions. You may have already mentioned this, but what was capex from the first quarter? What's your budget for the year? And also, when would you expect to receive the tax refund?

Hugh Regan, Jr.:

I'll start with the last one first. The tax refunds of $2.2 million, we don't have definitive dates but we hope to receive all of them by the end of the year. We were expecting them somewhat ratably over the course of the year but there have been a number of returns filed from prior years.

(Mike Neary): Have you got - have you received any of it through the first quarter?

Hugh Regan, Jr.:

We have not, but for instance, approximately 1/2 of it was filed for in the third quarter of last year and the balance of it was filed on March 15.

(Mike Neary): Oh, okay.

Hugh Regan, Jr.:

These are 2002 operating losses. So, we wouldn't anticipate receiving the 2002 operating losses until the summer at the earliest. The R&D tax credits that we filed for last year, I would anticipate coming in during the second quarter, but you know, the IRS is not making any commitments to us one way or the other.

(Mike Neary):

Yeah, who knows? I just didn't know if someone already had the cash flow statement.

Hugh Regan, Jr.:

No problem. As far as capex during the quarter, capex plus purchases of PP&E were approximately $452,000. As far as for the budget for the year, I would say approximately between $800,000 and $1 million.

(Mike Neary): Okay.

Hugh Regan, Jr.: And I cannot remember your third question, I apologize.

(Mike Neary): That was it, actually, the capex for the year, the capex for the quarter and the tax refund.

Hugh Regan, Jr.: Very Good.

(Mike Neary): Great, thanks.

Robert Matthiessen: Thanks, (Mike).

Conference Coordinator:

Once again, at this time, to register for a question, please press star and 1 on the touchtone phone. You can retract that by pressing the pound key.

Once again, at this time, to register for a question, please press star and 1 on the touchtone telephone.

It appears we have no more questions at this time. I would like to turn the call back over to Mr. Matthiessen. Please go ahead, sir.

Hugh Regan, Jr.:

Yes, just to respond, operator, to the one question that was raised earlier by one of the questioners about EBITDA for the first quarter, the EBITDA for the first quarter was a $1.3 million loss2. And that'll be it. Bob, I'll turn it back to you.

Robert Matthiessen:

I'd like to again thank everyone for joining us on today's call. Please feel free to contact either Hugh or me directly with any follow up questions, and thank you again for joining us and for your continued support. Have a great evening.

ENDNOTES
1 Subsequent to the conclusion of the conference call, it was determined that there were two customers that represented greater than 10% of the Company's revenues during the quarter. One customer accounted for 13.7% and another customer accounted for 11.0% of the Company's revenues during the first quarter of 2003.

2 EBITDA is a non-GAAP financial measure equal to earnings before interest, taxes, depreciation and amortization. The Company does not release EBITDA as part of its quarterly results press release and has not released it during its quarterly conference calls in the past. The Company provided EBITDA during this conference call, however, in response to a question raised during the first quarter 2003 results conference call. EBITDA is often used by investors as an alternative method of measuring a company's liquidity in a given time period. The calculation of EBITDA requires adding interest, income tax expense (benefit), depreciation and amortization (all determined in accordance with GAAP) to our net loss for the period, as follows:

Net loss	$(1,143)
Plus: Income tax benefit	(611)
Plus: Depreciation	484
Plus: Amortization	10
Less: Interest income - net	15
EBITDA	$(1,275)

The following is a reconciliation of EBITDA to net cash used in operating activities:
EBITDA	$(1,275)
Working capital and other adjustments	752
Net cash used in operating activities	$ (523)